Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Bear State Financial, Inc. Employees’ Savings & Profit Sharing Plan of our reports dated March 10, 2017 with respect to the consolidated financial statements of Bear State Financial, Inc. and the effectiveness of internal control over financial reporting, which reports appear in the Annual Report on Form 10-K of Bear State Financial, Inc. for the year ended December 31, 2016.

/s/ BKD, LLP

Little Rock, Arkansas

April 19, 2017